EXHIBIT 99.4

MURPHY OIL CORPORATION

RESTRICTED STOCK AWARD

Restricted Stock Award	Name of	Number of Shares
Number:	Awardee:	of Stock Subject to this Award:

This Restricted Stock Award granted on and dated February 6, 2007, by Murphy Oil Corporation, a Delaware corporation (the Company), pursuant to and for the purposes of the Stock Plan for Non-Employee Directors (the Plan) adopted by the stockholders of the Company on May 14, 2003, subject to the provisions set forth herein and in the Plan.

1. The Company hereby grants to the individual named above (the Awardee) a Restricted Stock Award of shares of the $1.00 par value Common Stock of the Company of the number of shares set forth above.

2. Subject to paragraph 3 below and in accordance with the Plan, this award will vest and restrictions will be lifted on the third anniversary of the date of grant or in accordance with the Plan in the event of termination of Board Membership prior to the third anniversary of issuance. This award shall not vest whenever the delivery of shares under it would be a violation of any applicable law, rule or regulation.

3. This award shall vest and restrictions will be lifted in full immediately upon a Change in Control as defined by the Plan.

4. In the event of any relevant change in the capitalization of the Company subsequent to the date of this grant and prior to its vesting, the number of shares will be adjusted to reflect that change.

5. This award is not assignable except as provided in the case of death and is not subject in whole or in part to attachment, execution or levy of any kind.

6. The awardee may exercise full voting rights with respect to the shares represented in this award during the Restricted Period.

7. The holder of these Restricted Shares of Stock shall not be eligible to receive any dividends or other distributions paid with respect to these shares during the Restricted Period. An amount equivalent to these dividends and/or other distributions shall be paid to the holder if, and to the extent that, the restrictions are lifted, and such amount (unadjusted for interest) shall be paid as soon as practicable after the restrictions are lifted. Any such payment shall be made in whole shares of the $1.00 par value Common Stock of the Company and in cash equal to the value of any fractional shares.

Attest:	MURPHY OIL CORPORATION

By

Ex. 99.4-1